APPENDIX A

DEFINITIONS

               Accrual Period: For the Class A, Class M-1, M-2, Class B-1 and Class B-2 Notes and any Payment Date, the period commencing on the immediately preceding Payment Date (or the Closing Date, in the case of the first Accrual Period) and ending on the day immediately preceding the related Payment Date.

               Act of Noteholder: As defined in Section 10.03 of the Indenture.

               Administrator: JPMorgan Chase Bank and its successors or assigns or any successor administrator appointed pursuant to the terms of the Administration Agreement.

               Administration Agreement: The administration agreement dated as of the Closing Date among the Seller, the Issuer and the Indenture Trustee.

               Affiliate: With respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, "control" means the power to direct the management and policies of a Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise and "controlling" and "controlled" shall have meanings correlative to the foregoing.

               Aggregate Loan Balance: As of any Payment Date will be equal to the aggregate of the Principal Balances of the Loans as of the last day of the prior month plus the amount on deposit in the Pre-Funding Account as of such date.

               Applied Loss Amount: For any Payment Date, the excess of the aggregate Class Principal Balance of the Notes over the Aggregate Loan Balance after giving effect to all Realized Losses incurred with respect to Loans during the Collection Period for such Payment Date and payments of principal on such Payment Date.

               Appraised Value: With respect to any Loan, the value of the related Mortgaged Property based upon the lesser of (i) the appraisal made to the originator at the time of origination of the Loan or (ii) the Principal Balance of the Loan at the time of origination of the Loan, provided, however, that the each case of a refinanced Loan such value is based upon the appraisal made at the time of origination of such Loan.

               Assignment of Mortgage: With respect to any Mortgage, an assignment, notice of transfer or equivalent instrument, in recordable form, sufficient under the laws of the jurisdiction in which the related Mortgaged Property is located to reflect the sale of the Mortgage, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering Mortgages secured by Mortgaged Properties located in the same jurisdiction.

               Authorized Newspaper: A newspaper of general circulation in the Borough of Manhattan, The City of New York, printed in the English language and customarily published on each Business Day, whether or not published on Saturdays, Sundays or holidays.

Appendix A-1

               Authorized Officer: With respect to the Issuer, any officer of the Owner Trustee who is authorized to act for the Owner Trustee in matters relating to the Issuer and who is identified on the list of Authorized Officers delivered by the Owner Trustee to the Indenture Trustee on the Closing Date (as such list may be modified or supplemented from time to time thereafter).

               Balloon Loan: Any Loan that by its original terms or by virtue of any modification provides for an amortization schedule extending beyond its maturity date.

               Bankruptcy Code: The Bankruptcy Code of 1978, as amended.

               Basic Documents: The Owner Trust Agreement, the Indenture, the Loan Purchase Agreement, the Servicing Agreement, the Administration Agreement, the Custodial Agreements and the other documents and certificates delivered in connection with any of the above.

               Basis Risk Reserve Fund: The account established by the Indenture Trustee pursuant to Section 3.30 of the Indenture. Amounts on deposit in the Basis Risk Reserve Fund shall be distributed by the Indenture Trustee in accordance with Section 3.30 of the Indenture.

               Basis Risk Shortfall: For the Class A, Class M and Class B Notes, and any Payment Date, the sum of:

             (1)      the excess, if any, of the related Current Interest calculated on the basis of the lesser of (x) one-month LIBOR plus the applicable Note Margin and (y) the Maximum Interest Rate, over the Net Funds Cap for the applicable Payment Date;

             (2)      any Basis Risk Shortfall remaining unpaid from prior Payment Dates, and

             (3)      30 days interest on the amount in clause (2) calculated on the basis of the lesser of (x) one-month LIBOR plus the applicable Note Margin and (y) the Maximum Interest Rate.

               Beneficial Owner: With respect to any Note, the Person who is the beneficial owner of such Note as reflected on the books of the Depository or on the books of a Person maintaining an account with such Depository (directly as a Depository Participant or indirectly through a Depository Participant, in accordance with the rules of such Depository).

               Book-Entry Notes: Beneficial interests in the Notes, ownership and transfers of which shall be made through book entries by the Depository as described in Section 4.06 of the Indenture. Initially, the Book-Entry Notes shall be the Notes (other than the Class P Notes).

               Business Day: Any day other than (i) a Saturday or a Sunday or (ii) a day on which banking institutions in the States of New York, Delaware or California are required or authorized by law to be closed.

               Business Trust Statute: Chapter 38 of Title 12 of the Delaware Code, 12 Del. Code §§ 3801 et seq., as the same may be amended from time to time.

               Capitalization Workout: As defined in Section 3.02 of the Servicing Agreement.

Appendix A-2

               Capitalized Interest Account: The account established and maintained pursuant to Section 3 of the Loan Purchase Agreement.

               Capitalized Interest Requirement: With respect to each Payment Date during the Pre-Funding Period and on the Payment Date immediately after the end of the Pre-Funding Period, the excess, if any of (i) the amount of interest accrued at the applicable Note Rate or Rates on the respective Note Balances of the related Classes of Notes for the related Accrual Period on the amount on deposit in the Pre-Funding Account as of the close of business on the preceding Payment Date (or as of the Closing Date, in the case of the first Payment Date), over (ii) the amount of reinvestment earnings since the preceding Payment Date (or the Closing Date, in the case of the first Payment Date) in the Pre-Funding Account.

               Carryforward Interest: For any class of Notes (other than the Class P Notes) and Payment Date, the sum of (1) the amount, if any, by which (x) the sum of (A) Current Interest for such Class for the immediately preceding Payment Date and (B) any unpaid Carryforward Interest from previous Payment Dates exceeds (y) the amount paid in respect of interest on such Class on such immediately preceding Payment Date, and (2) interest on such amount for the related Accrual Period at the applicable Note Interest Rate.

               Certificate: The Class CE Certificate issued and outstanding pursuant to the terms of the Owner Trust Agreement, evidencing a beneficial ownership interest in the Issuer.

               Certificate Distribution Account: The account or accounts created and maintained by the Certificate Paying Agent pursuant to Section 3.10(c) of the Owner Trust Agreement. The Certificate Paying Agent will make all distributions on the Certificate from money on deposit in the Certificate Distribution Account. The Certificate Distribution Account shall be an Eligible Account.

               Certificate Distribution Amount: The amount payable to the Certificate Paying Agent under Section 3.05(e)(xiii) of the Indenture for payment to the Certificate under the Owner Trust Agreement.

               Certificate of Trust: The Certificate of Trust filed for the Owner Trust pursuant to Section 3 810(a) of the Business Trust Statute, including all amendments and restatements.

               Certificate Paying Agent: The paying agent appointed pursuant to Section 3.10 of the Owner Trust Agreement.

               Certificate Percentage Interest: With respect to the Certificate, the Certificate Percentage Interest stated on the face thereof.

               Certificate Register: The register maintained by the Certificate Registrar in which the Certificate Registrar shall provide for the registration of the Certificate and of transfers and exchanges of the Certificate.

               Certificate Registrar: Initially, the Indenture Trustee, in its capacity as Certificate Registrar, or any successor to the Indenture Trustee in such capacity.

               Certificateholder: The Person in whose name a Certificate is registered in the Certificate Register except that, any Certificate registered in the name of the Issuer, the Owner

Appendix A-3

Trustee or the Indenture Trustee or any Affiliate of any of them shall be deemed not to be outstanding and the registered holder will not be considered a Certificateholder or a holder for purposes of giving any request, demand, authorization, direction, notice, consent or waiver under the Indenture or the Owner Trust Agreement provided that, in determining whether the Indenture Trustee or the Owner Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Certificates that the Indenture Trustee or the Owner Trustee knows to be so owned shall be so disregarded. Owners of Certificates that have been pledged in good faith may be regarded as Holders if the pledgee establishes to the satisfaction of the Indenture Trustee or the Owner Trustee, as the case may be, the pledgee's right so to act with respect to such Certificates and that the pledgee is not the Issuer, any other obligor upon the Certificates or any Affiliate of any of the foregoing Persons.

               Class: Collectively, all of the Notes bearing the same designation.

               Class A Notes or Senior Notes: The Class A CSFB Asset-Backed Notes, Series 2002-HI23, in substantially the form set forth in Exhibit A-1 to the Indenture.

               Class B Notes: The Class B-1 and Class B-2 Notes.

               Class B-1 Notes: The Class B-1 CSFB Asset-Backed Notes, Series 2002-HI23, in substantially the form set forth in Exhibit A-4 to the Indenture.

               Class B-1 Principal Payment Amount: For any Payment Date on or after the Stepdown Date, will be the amount, if any, by which (x) the sum of (i) the Class Principal Balance of the Class A Notes and the aggregate Class Principal Balances of the Class M-1 and Class M-2 Notes, in each case, after giving effect to payments on such Payment Date and (ii) the Class Principal Balance of the Class B-1 Notes immediately prior to such Payment Date exceeds (y) the lesser of (A) the product of (i) 85.00% and (ii) the Aggregate Loan Balance for such Payment Date and (B) the amount, if any, by which (i) the Aggregate Loan Balance for such Payment Date exceeds (ii) 0.50% of the Maximum Pool Amount.

               Class B-2 Notes: The Class B-2 CSFB Asset-Backed Notes, Series 2002-HI23, in substantially the form set forth in Exhibit A-4 to the Indenture.

               Class B-2 Principal Payment Amount: For any Payment Date on or after the Stepdown Date, will be the amount, if any, by which (x) the sum of (i) the Class Principal Balance of the Class A Notes and the aggregate Class Principal Balances of the Class M-1, Class M-2 Notes and Class B-1 Notes, in each case, after giving effect to payments on such Payment Date and (ii) the Class Principal Balance of the Class B-2 Notes immediately prior to such Payment Date exceeds (y) the lesser of (A) the product of (i) 90.00% and (ii) the Aggregate Loan Balance for such Payment Date and (B) the amount, if any, by which (i) the Aggregate Loan Balance for such Payment Date exceeds (ii) 0.50% of the Maximum Pool Amount.

               Class M Notes: The Class M-1 and Class M-2 Notes.

               Class M-1 Notes: The Class M-1 CSFB Asset-Backed Notes, Series 2002-HI23, in substantially the form set forth in Exhibit A-2 to the Indenture.

Appendix A-4

               Class M-1 Principal Payment Amount: For any Payment Date on or after the Stepdown Date with respect to such Payment Date, will be the amount, if any, by which (x) the sum of (i) the Class Principal Balance of the Class A Notes after giving effect to payments on such Payment Date and (ii) the Class Principal Balance of the Class M-1 Notes immediately prior to such Payment Date exceeds (y) the lesser of (A) the product of (i) 56.00% and (ii) the Aggregate Loan Balance for such Payment Date and (B) the amount, if any, by which (i) the Aggregate Loan Balance for such Payment Date exceeds (ii) 0.50% of the Maximum Pool Amount.

               Class M-1 Notes: The Class M-2 CSFB Asset-Backed Notes, Series 2002-HI23, in substantially the form set forth in Exhibit A-3 to the Indenture.

               Class M-2 Principal Payment Amount: For any Payment Date on or after the Stepdown Date and for which a Trigger Event is not in effect, with respect to such Payment Date, will be the amount, if any, by which (x) the sum of (i) the Class Principal Balance of the Class A Notes and the Class Principal Balance of the Class M-1 Notes, in each case, after giving effect to payments on such Payment Date and (ii) the Class Principal Balance of the Class M-2 Notes immediately prior to such Payment Date exceeds (y) the lesser of (A) the product of (i) 73.00% and (ii) the Aggregate Loan Balance for such Payment Date and (B) the amount, if any, by which (i) the Aggregate Loan Balance for such Payment Date exceeds (ii) 0.50% of the Maximum Pool Amount.

               Class P Notes: The Class P CSFB Asset-Backed Notes, Series 2002-HI23, in substantially the form set forth in Exhibit A-2 to the Indenture.

               Class Principal Balance: For any Class of Notes, as of any Determination Date, an amount equal to the initial principal balance of that Class, reduced by the aggregate of the following amounts allocable to that Class: (i) all amounts previously distributed to holders of Notes of that Class as payments of Principal; and (ii) in the case of any Class of Subordinate Notes, any reductions to the Class Principal Balance thereof due to Realized Losses.

               Closing Date: July 24, 2002.

               Code: The Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder.

               Collateral: The meaning specified in the Granting Clause of the Indenture.

               Collection Period: With respect to each Payment Date, the calendar month preceding the month of that Payment Date.

               Combined Loan-to-Value Ratio: With respect to any Loan at origination, the ratio, expressed as a percentage of (i) the sum of (A) the original principal balance of such Loan, and (B) any outstanding principal balance at origination of such Loan, of all other loans, if any, secured by senior liens on the related Mortgaged Property, to (ii) the Appraised Value.

               Corporate Trust Office: With respect to the Indenture Trustee, Certificate Registrar, Certificate Paying Agent and Paying Agent, the principal corporate trust office of the Indenture Trustee and Note Registrar at which at any particular time its corporate trust business shall be administered, which office at the date of the execution of this instrument is located at 450 West 33rd Street, 14th Floor, New York, New York 10001, Attention: CSFB ABS Trust Series 2002-HI23.

Appendix A-5

With respect to the Owner Trustee, the principal corporate trust office of the Owner Trustee at which at any particular time its corporate trust business shall be administered, which office at the date of the execution of the Owner Trust Agreement is as set forth in the Owner Trust Agreement.

               Credit Risk Manager: The Murrayhill Company, a Colorado corporation and its successors and assigns.

               Credit Risk Manager Fee Rate: 0.02% per annum.

               Credit Scores: The figure assigned to a Loan that is designed to assess the Mortgagor's credit history which is obtained from credit reports provided by various credit reporting organizations and obtained by many lenders in connection with Loan applications to help assess a Mortgagor's creditworthiness.

               Cumulative Realized Losses: With respect to any date of determination, the cumulative amount of Realized Losses since the Cut-off Date.

               Current Interest: For any Payment Date, the amount of interest accruing at the applicable Note Interest Rate on the related Class Principal Balance during the related Accrual Period.

               Custodial Account: The account or accounts created and maintained by the Servicer pursuant to Section 3.02(b) of the Servicing Agreement, in which the Servicer shall deposit or cause to be deposited certain amounts in respect of the Loans.

               Custodial Agreement: Any Custodial Agreement between a Custodian, the Indenture Trustee, the Issuer and the Servicer relating to the custody of the Loans and the related Loan Files.

               Custodian: Bank One Trust Company, N.A. and LaSalle Bank National Association.

               Cut-off Date: July 1, 2002.

               Cut-off Date Loan Balance: With respect to any Loan, the unpaid principal balance thereof as of the close of business on the Business Day immediately prior to the Cut-off Date.

               Default: Any occurrence which is or with notice or the lapse of time or both would become an Event of Default.

               Deficient Valuation: With respect to any Loan, a reduction in the scheduled Monthly Payment for such Loan by a court of competent jurisdiction in a proceeding under the Bankruptcy Code, except such a reduction constituting a Deficient Valuation or any reduction that results in a permanent forgiveness of principal.

               Deferred Amount: For any Class of Subordinate Notes and Payment Date, will equal the amount by which (x) the aggregate of the Applied Loss Amounts previously applied in reduction of the Class Principal Balance thereof exceeds (y) the aggregate of amounts previously paid in reimbursement thereof.

Appendix A-6

               Definitive Notes: The meaning specified in Section 4.06 of the Indenture.

               Deleted Loan: A Loan replaced or to be replaced with an Eligible Substitute Loan pursuant to Section 2(d) of the Loan Purchase Agreement.

               Delinquency Amount: With respect to any month, the aggregate outstanding balance of all Loans 60 or more days delinquent (including all foreclosures and REOs) as of the close of business on the last day of such month.

               Depositor: Credit Suisse First Boston Mortgage Acceptance Corp., or its successor in interest.

               Depository or Depository Agency: The Depository Trust Company or a successor appointed by the Indenture Trustee with the approval of the Depositor. Any successor to the Depository shall be an organization registered as a "clearing agency" pursuant to Section 17A of the Exchange Act and the regulations of the Securities and Exchange Commission thereunder.

               Depository Participant: A Person for whom, from time to time, the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

               Determination Date: With respect to any Payment Date, the first Business Day preceding the 18th day of each month.

               Due Date: The date on which the Monthly Payment on the related Loan is due in accordance with the terms of the related Mortgage Note.

               Eligible Account: An account that is any of the following: (i) maintained with a depository institution the debt obligations of which have been rated by each Rating Agency in its highest short-term rating available, or (ii) an account or accounts in a depository institution in which such accounts are fully insured to the limits established by the FDIC, provided that any deposits not so insured shall, to the extent acceptable to each Rating Agency, as evidenced in writing, be maintained such that (as evidenced by an Opinion of Counsel delivered to the Indenture Trustee and each Rating Agency) the Indenture Trustee have a claim with respect to the funds in such account or a perfected first security interest against any collateral (which shall be limited to Permitted Investments) securing such funds that is superior to claims of any other depositors or creditors of the depository institution with which such account is maintained, or (iii) a trust account or accounts maintained in the corporate trust division of the Indenture Trustee, or (v) an account or accounts of a depository institution acceptable to each Rating Agency (as evidenced in writing by each Rating Agency that use of any such account as the Custodial Account or the Payment Account will not reduce the rating assigned to any of the Securities by such Rating Agency below the lower of the then-current rating or the rating assigned to such Securities as of the Closing Date by such Rating Agency).

               Eligible Substitute Loan: A Loan substituted by the Seller for a Deleted Loan which must, on the date of such substitution, as confirmed in an Officer's Certificate delivered to the Indenture Trustee, (i) have an outstanding principal balance, after deduction of the principal portion of the monthly payment due in the month of substitution (or in the case of a substitution of more than one Loan for a Deleted Loan, an aggregate outstanding principal balance, after such deduction), not in excess of the outstanding principal balance of the Deleted Loan (the amount of any shortfall

Appendix A-7

to be deposited by the Seller in the Custodial Account in the month of substitution); (ii) comply with each representation and warranty set forth in Annex B to the Loan Purchase Agreement; (iii) have a Mortgage Rate no lower than and not more than 1 % per annum higher than the Mortgage Rate of the Deleted Loan as of the date of substitution; (iv) have a Combined Loan-to-Value Ratio at the time of substitution no higher than that of the Deleted Loan at the time of substitution; (v) have a remaining term to stated maturity not greater than (and not more than one year less than) that of the Deleted Loan; (vi) be ineligible for inclusion in a real estate mortgage investment conduit ("REMIC") (a "REMIC Ineligible Loan") if the Deleted Loan was a REMIC Ineligible Loan (because (a) the value of the real property securing the Deleted Loan was not at least equal to eighty percent of the adjusted issue price of such loan at the time of origination, calculated by subtracting the amount of any liens that are senior to such loan and a proportionate amount of any lien of equal priority from the value of such property when the Deleted Loan was originated and (b) substantially all of the proceeds of the Deleted Loan were not used to acquire, improve or protect an interest in the real property securing such loan and such real property was the only security for such Deleted Loan); and (vii) not be 30 days or more delinquent.

               ERISA: The Employee Retirement Income Security Act of 1974, as amended.

               Event of Default: With respect to the Indenture, any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(i) the failure to pay the Current Interest on any Payment Date;
(ii) the failure by the Issuer on the final maturity date to reduce the Class Principal Balances of any Note then outstanding to zero;
(iii) there occurs a default in the observance or performance of any negative covenant, covenant or agreement of the Issuer made in the Indenture, or any representation or warranty of the Issuer made in the Indenture or in any certificate, note or other writing delivered pursuant hereto or in connection herewith proving to have been incorrect in any material respect as of the time when the same shall have been made which has a material adverse effect on Securityholders, and such default shall continue or not be cured, or the circumstance or condition in respect of which such representation or warranty was incorrect shall not have been eliminated or otherwise cured, for a period of 30 days after there shall have been given, by registered or certified mail, to the Issuer by the Indenture Trustee or to the Issuer and the Indenture Trustee by the Holders of at least 25% of the outstanding Note Balance of the Notes, a written notice specifying such default or incorrect representation or warranty and requiring it to be remedied and stating that such notice is a notice of default hereunder; or
(iv) there occurs the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of the Issuer or any substantial part of the Trust Estate in an involuntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Issuer or for any substantial part of

Appendix A-8

the Trust Estate, or ordering the winding-up or liquidation of the Issuer’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or
(v) there occurs the commencement by the Issuer of a voluntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by the Issuer to the entry of an order for relief in an involuntary case under any such law, or the consent by the Issuer to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Issuer or for any substantial part of the assets of the Trust Estate, or the making by the Issuer of any general assignment for the benefit of creditors, or the failure by the Issuer generally to pay its debts as such debts become due, or the taking of any action by the Issuer in furtherance of any of the foregoing.

               Event of Liquidation: Following the occurrence of an Event of Default under the Indenture, as evidenced by a written notice provided to the Owner Trustee, the Depositor and the Issuer that all conditions precedent to the sale or other liquidation of the Trust Estate pursuant to Section 5.04 of the Indenture have been satisfied.

               Event of Servicer Termination: With respect to the Servicing Agreement, a Servicing Default as defined in Section 7.01 of the Servicing Agreement.

               Exchange Act: The Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

               Fannie Mae: Fannie Mae, formerly known as the Federal National Mortgage Association, or any successor thereto.

               FDIC: The Federal Deposit Insurance Corporation or any successor thereto.

               Final Maturity Date: The Payment Date occurring in July 2032.

               Final Scheduled Payment Date: The Payment Date occurring in August 2032.

               Foreclosure Profit: With respect to a Liquidated Loan, the amount, if any, by which (i) the aggregate of its Net Liquidation Proceeds exceeds (ii) the related Loan Balance (plus accrued and unpaid interest thereon at the applicable Mortgage Rate from the date interest was last paid through the date of receipt of the final Liquidation Proceeds) of such Liquidated Loan immediately prior to the final recovery of its Liquidation Proceeds.

               Freddie Mac: Freddie Mac, formerly known as the Federal Home Loan Mortgage Corporation, or any successor thereto.

               Grant: Pledge, bargain, sell, warrant, alienate, remise, release, convey, assign, transfer, create, and grant alien upon and a security interest in and right of set-off against, deposit, set over and confirm. A Grant of any item of Collateral shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including the immediate and continuing right to claim for, collect, receive and give receipt for principal and interest payments in respect of such item of Collateral and all other moneys payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and

Appendix A-9

options, to bring proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

               Holder: Any of the Noteholders or Certificateholders.

               HUD: The United States Department of Housing and Urban Development and any successor thereto.

               Indemnified Party: The meaning specified in Section 7.02 of the Owner Trust Agreement.

               Indenture: The indenture dated as of July 24, 2002 between the Issuer, as issuer, and the Indenture Trustee, as indenture trustee.

               Indenture Trustee: JPMorgan Chase Bank, and its successors and assigns or any successor indenture trustee appointed pursuant to the terms of the Indenture.

               Independent: When used with respect to any specified Person, the Person (i) is in fact independent of the Issuer, any other obligor on the Notes, the Sellers, the Issuer, the Depositor and any Affiliate of any of the foregoing Persons, (ii) does not have any direct financial interest or any material indirect financial interest in the Issuer, any such other obligor, the Sellers, the Issuer, the Depositor or any Affiliate of any of the foregoing Persons and (iii) is not connected with the Issuer, any such other obligor, the Seller, the Depositor or any Affiliate of any of the foregoing Persons as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

               Independent Certificate: A certificate or opinion to be delivered to the Indenture Trustee under the circumstances described in, and otherwise complying with, the applicable requirements of Section 10.01 of the Indenture, made by an Independent appraiser or other expert appointed by an Issuer Order, and such opinion or certificate shall state that the signer has read the definition of "Independent" in this Indenture and that the signer is Independent within the meaning thereof.

               Initial Loans: The initial Loans transferred by the Depositor to the Issuer on the Closing Date, which are listed on the Loan Schedule on such date.

               Initial Note Balance: With respect to the (i) Class A Notes, $87,825,000, (ii) the Class M-1 Notes, $13,425,000, (iii) the Class M-2 Notes $10,375,000, (iv) the Class B-1 Notes, $7,325,000, (v) the Class B-2 Notes, $3,050,000 and (vi) the Class P Notes, $100.

               Initial Servicers: Amaximis Lending, L.P., Fremont Investment & Loan, GreenPoint Mortgage Funding Inc., Ocwen Federal Bank FSB, Olympus Servicing, L.P. and Wilshire Credit Corporation.

               Insolvency Event: With respect to a specified Person, (a) the filing of a decree or order for relief by a courthaving jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian,

Appendix A-10

trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person's affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due or the admission by such Person in writing (as to which a Responsible Officer of the Indenture Trustee shall have received notice) of its inability to pay its debts generally, or the adoption by the Board of Directors or managing member of such Person of a resolution which authorizes action by such Person in furtherance of any of the foregoing.

               Insurance Proceeds: Proceeds paid by any insurer pursuant to any insurance policy covering a Loan which are required to be remitted to the Servicer, or amounts required to be paid by the Servicer pursuant to the next to last sentence of Section 3.04 of the Servicing Agreement, net of any component thereof (i) covering any expenses incurred by or on behalf of the Servicer in connection with obtaining such proceeds, (ii) that is applied to the restoration or repair of the related Mortgaged Property, (iii) released to the Mortgagor in accordance with the Servicer's normal servicing procedures or (iv) required to be paid to any holder of a mortgage senior to such Loan.

               Interest Coverage Amount: The amount to be paid from proceeds received from the sale of the Notes for deposit into the Capitalized Interest Account pursuant to Section 3 of the Loan Purchase Agreement on the Closing Date, which amount shall be $$18,984.

               Interest Remittance Amount: With respect to any Payment Date, the sum of the following:

              (i)      all interest collected (other than Payaheads) in respect of Scheduled Payments on the Loans during the related Collection Period, the interest portion of Payaheads previously received and intended for application in the related Collection Period and the interest portion of all prepayments received on the loans during the related Prepayment Period, less the Servicing Fees, the Trustee Fees and the Credit Risk Manager Fees with respect to such loans,

              (ii)      the portion of any Substitution Amount or purchase price paid with respect to such Loans during the related Collection Period allocable to interest and the interest portion of the Termination Price paid in connection with any optional purchase of the Loans by the Servicer; and

              (iii)      all Net Liquidation Proceeds and any other recoveries (net of any servicing expenses, to the extent allocable to interest, and unpaid Servicing Fees) collected with respect to the Loans during the related Collection Period, to the extent allocable to interest; and

              (iv)     any amounts withdrawn from the Capitalized Interest Account for such Payment Date.

Appendix A-11

               Issuer, Owner Trust or Trust: The CSFB ABS Trust 2002-HI23, a Delaware business trust, or its successor in interest created by the Certificate of Trust pursuant to the Trust Agreement.

               Issuer Request: A written order or request signed in the name of the Issuer by any one of its Authorized Officers and delivered to the Indenture Trustee.

               LIBOR: On each LIBOR Rate Adjustment Date, LIBOR shall be established by the Indenture Trustee and as to any Accrual Period, LIBOR will equal the rate for United States dollar deposits for one month which appears on the Dow Jones Telerate Screen Page 3750 as of 11:00 A.M., London time, on that LIBOR Rate Adjustment Date. Dow Jones Telerate Screen Page 3750 means the display designated as page 3750 on the Telerate Service or any other page as may replace page 3750 on that service for the purpose of displaying London interbank offered rates of major banks. If the rate does not appear on that page or any other page as may replace that page on that service, or if the service is no longer offered, any other service for displaying LIBOR or comparable rates as may be selected by the Indenture Trustee after consultation with the Servicer, the rate will be the Reference Bank Rate.

       The Reference Bank Rate will be determined on the basis of the rates at which deposits in the U.S. Dollars are offered by the reference banks, which shall be three major banks that are engaged in transactions in the London interbank market, selected by the Indenture Trustee after consultation with the Servicer. The Reference Bank Rate will be determined as of 11:00 A.M., London time, on the LIBOR Rate Adjustment Date on the basis of rates offered by the Reference Banks to prime banks in the London interbank market for a period of one month in amounts approximately equal to the aggregate Class Principal Balance of the Class A, Class M and Class B Notes. The Indenture Trustee will request the principal London office of each of the reference banks to provide a quotation of its rate. If at least two quotations are provided, the rate will be the arithmetic mean of the quotations. If on that date fewer than two quotations are provided as requested, the rate will be the arithmetic mean of the rates quoted by one or more major banks in New York City, selected by the Indenture Trustee after consultation with the Servicer, as of 11:00 A.M., New York City time, on that date for loans in U.S. Dollars to leading European banks for a period of one month in amounts approximately equal to the aggregate Class Principal Balance of the Class A, Class M and Class B Notes. If no quotations can be obtained, the rate will be LIBOR for the prior Payment Date; provided however, if, under the priorities listed previously in this paragraph, LIBOR for a Payment Date would be based on LIBOR for the previous Payment Date for the third consecutive Payment Date, the Indenture Trustee after consultation with the Servicer, shall select an alternative comparable index over which the Indenture Trustee has no control, used for determining one-month Eurodollar lending rates that is calculated and published or otherwise made available by an independent party.

       The establishment of LIBOR by the Indenture Trustee and the Indenture Trustee’s subsequent calculation of the Note Interest Rate applicable to the Class A, Class M and Class B Notes for the relevant Accrual Period, in the absence of manifest error, will be final and binding.

               LIBOR Business Day: Any day other than (i) a Saturday or a Sunday or (ii) a day on which banking institutions in the city of London, England or New York, New York are required or authorized by law to be closed.

Appendix A-12

               LIBOR Rate Adjustment Date: With respect to the first Payment Date, the second LIBOR Business Day preceding the Closing Date, and thereafter, the second LIBOR Business Day preceding each Accrual Period.

               Lien: Any mortgage, deed of trust, pledge, conveyance, hypothecation, assignment, participation, deposit arrangement, encumbrance, lien (statutory or other), preference, priority right or interest or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC (other than any such financing statement filed for informational purposes only) or comparable law of any jurisdiction to evidence any of the foregoing; provided, however, that any assignment pursuant to Section 6.02 of the Servicing Agreement shall not be deemed to constitute a Lien.

               Liquidated Loan: With respect to any Payment Date, any Loan in respect of which the Servicer has determined, in accordance with the servicing procedures specified in the Servicing Agreement, as of the end of the related Collection Period that substantially all Liquidation Proceeds which it reasonably expects to recover, if any, with respect to the disposition of the related REO have been recovered. In addition, the Servicer will treat any Loan that is 180 days or more delinquent as having been finally liquidated.

               Liquidation Expenses: All out-of-pocket expenses (exclusive of overhead) incurred by or on behalf of the Servicer in connection with the liquidation of any Loan and not recovered under any insurance policy, including legal fees and expenses, any unreimbursed amount expended (including, without limitation, amounts advanced to correct defaults on any mortgage loan which is senior to such Loan and amounts advanced to keep current or pay off a mortgage loan that is senior to such Loan) respecting such Loan and any related and unreimbursed expenditures for real estate property taxes or for property restoration, preservation or insurance against casualty loss or damage.

               Liquidation Proceeds: Proceeds if any received in connection with the liquidation of any Mortgage Loan or related REO, whether through trustee's sale, foreclosure sale, settlement with the related Mortgagor or otherwise.

               Loan Agreement: With respect to each Loan, the credit line agreement, pursuant to which the related Mortgagor agrees to pay the indebtedness evidenced thereby and secured by the related Mortgage as modified or amended.

               Loan File: With respect to each Loan, the documents indicated on Exhibit C to the Loan Purchase Agreement.

               Loan Purchase Agreement: The loan purchase agreement dated July 24, 2002 among the Seller, as assignor, the Depositor, as assignee, the Indenture Trustee and the Issuer.

               Loans: At any time, all Initial Loans and Subsequent Loans that have been sold to the Issuer pursuant to, in the case of Initial Loans, the Trust Agreement, or, in the case of Subsequent Loans, a Subsequent Transfer Agreement, together with all monies due or become due thereunder, and that remain subject to the terms thereof.

Appendix A-13

               Loan Schedule: The initial schedule of Loans as of the Cut-off Date, a copy of which shall be attached as Exhibit A of the Servicing Agreement and as Exhibit A to the Loan Purchase Agreement, which schedule sets forth as to each Loan, among other things:

              (i)     the Loan identifying number ("LOAN #");

              (ii)     the street address of the Mortgaged Property including state, city and zip code ("ADDRESS");

              (iii)     the maturity of the Mortgage Note ("MATURITY DATE");

              (iv)     the Mortgage Interest Rate ("CUR RATE");

              (v)      the Principal Balance at origination ("ORG AMT");

              (vi)      the type of property securing the Mortgage Note ("PROPERTY TYPE");

              (vii)      the appraised value ("APPRSL");

              (viii)     the initial scheduled monthly payment of principal, if any, and interest ("ORIGINAL P & I");

              (ix)      the Cut-off Date Loan Balance ("CUT-OFF BAL");

              (x)      the Combined Loan-to-Value Ratio at origination ("CLTV");

              (xi)      the date of the Mortgage Note ("NOTE DATE");

              (xii)      the original term to maturity of the Loan ("ORIGINAL TERM");

              (xiii)     under the column "OCCP CODE," a code indicating whether the Loan is secured by a non-owner occupied                             residence;

              (xiv)      the Principal Balance of any Loan senior thereto ("SR BAL");

              (xv)      the Credit Score ("CR SCORE");

              (xvi)      the debt to income ratio ("DTI");

              (xvii)     product code ("PRODUCT CODE");

              (xviii)     loan purpose ("PURPOSE"); and

              (xix)      the lien position of the related Mortgage ("LIEN").

Such schedule may consist of multiple reports that collectively set forth all of the information required.

               Loan-to-Value Ratio or LTV: With respect to any Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Loan as of the Cut-off Date or Subsequent

Appendix A-14

Cut-off Date, as applicable (unless otherwise indicated), to the lesser of (a) the Appraised Value of the Mortgaged Property at origination or (b) if the Loan was made to finance the acquisition of the related Mortgaged Property, the purchase price of the Mortgaged Property.

               Lost Note Affidavit: With respect to any Loan as to which the original Mortgage Note has been permanently lost or destroyed and has not been replaced, an affidavit from the related Seller certifying that the original Mortgage Note has been lost, misplaced or destroyed (together with a copy of the related Mortgage Note).

               Maximum Interest Rate: With respect to any Payment Date, an amount equal to (i) the weighted average of the Mortgage Interest Rates as of the last day of the Collection Period immediately preceding such Payment Date less (ii) the sum of the Servicing Fee Rate, the Trustee Fee Rate and the Credit Risk Manager Fee Rate.

               Maximum Pool Amount: The sum of the Aggregate Loan Balance as of the Cut-off Date and the Pre-Funding Account as of the Closing Date.

               MERS: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

               MERS® System: The system of recording transfers of Mortgages electronically maintained by MERS.

               MIN: The Mortgage Identification Number for Mortgage Loans registered with MERS on the MERS® System.

               MOM Loan: With respect to any Mortgage Loan, MERS acting as the mortgagee of such Mortgage Loan, solely as nominee for the originator of such Mortgage Loan and its successors and assigns, at the origination thereof.

                Monthly Excess Cashflow: For any Payment Date, an amount equal to the portion of the Remittance Amount, if any, remaining after the payments of interest and principal under Sections 3.05(b), (c) and (d) of the Indenture.

               Monthly Payment: With respect to any Loan and any Due Date, the payment of principal and interest due thereon in accordance with the amortization schedule at the time applicable thereto (after adjustment, if any, for partial Principal Prepayments and for Deficient Valuations occurring prior to such Due Date but before any adjustment to such amortization schedule by reason of any bankruptcy, other than a Deficient Valuation, or similar proceeding or any moratorium or similar waiver or grace period).

               Moody's: Moody's Investors Service, Inc. or its successor in interest.

               Mortgage: The mortgage, deed of trust or other instrument creating a second lien on an estate in fee simple interest in real property securing a Loan.

               Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to a Loan.

Appendix A-15

               Mortgage Note: With respect to a Loan, the mortgage note pursuant to which the related mortgagor agrees to pay the indebtedness evidenced thereby and secured by the related Mortgage as modified or amended.

               Mortgaged Property: The underlying property, including real property and improvements thereon, securing a Loan.

               Mortgagor: The obligor or obligors under a Mortgage Note.

               National Housing Act: The National Housing Act of 1934, as amended.

               Net Delinquency Calculation Amount: For any Payment Date, the excess, if any, of (x) the product of 2.1 and the Rolling Six-Month Delinquency Average over (y) the aggregate of the amounts of Monthly Excess Cashflow for the six preceding Payment Dates.

               Net Funds Cap: For any Payment Date, will be the annual rate equal to a fraction, expressed as a percentage, obtained by dividing (1) the amount of interest which accrued on the Loans during the immediately preceding Collection Period minus the sum of (a) the Servicing Fee paid to the Servicer in respect of the immediately preceding Collection Period, (b) the Trustee Fee paid in respect of such Payment Date and (c) the Credit Risk Manager Fee paid in respect of such Payment Date by (2) the product of (a) the Aggregate Loan Balance as of the immediately preceding Payment Date and (b) the actual number of days in the related Accrual Period divided by 360.

               Net Liquidation Proceeds: With respect to any Liquidated Loan, Liquidation Proceeds net of Liquidation Expenses.

               Net Loan Rate: With respect to any Loan and any day, the related Mortgage Interest Rate less the sum of the related Servicing Fee Rate, the Trustee Fee Rate and the Credit Risk Manager Fee Rate.

               Non-United States Person: Any Person other than a United States Person.

               Note Balance: With respect to any Payment Date and any Note, the Initial Note Balance thereof reduced by all payments of principal thereon prior to such Payment Date.

               Note Interest Rate: For the Class A Notes, a rate per annum equal to the least of (i) LIBOR plus the applicable Note Margin; (ii) the Net Funds Cap for that Payment Date and (iii) the Maximum Interest Rate.

Appendix A-16

               For the Class M-1 Notes, a rate per annum equal to the least of (i) LIBOR plus the applicable Note Margin; (ii) the Net Funds Cap for that Payment Date and (iii) the Maximum Interest Rate.

               For the Class M-2 Notes, a rate per annum equal to the least of (i) LIBOR plus the applicable Note Margin, (ii) the Net Funds Cap for that Payment Date and (iii) the Maximum Interest Rate.

               For the Class B-1 Notes, a rate per annum equal to the least of (i) LIBOR plus the applicable Note Margin, (ii) the Net Funds Cap for that Payment Date and (iii) the Maximum Note Interest Rate.

               For the Class B-2 Notes, a rate per annum equal to the least of (i) LIBOR plus the applicable Note Margin, (ii) the Net Funds Cap for that Payment Date and (iii) the Maximum Note Interest Rate.

               Note Margin:

Class	Note Margin
	On or prior to the date upon which an Optional Termination can occur	After the date upon which an Optional Termination can occur
A......................................................	0.45%	0.90%
M-1....................................................	0.95%	1.425%
M-2....................................................	1.75%	2.25%
B-1....................................................	2.15%	2.65%
B-2....................................................	3.00%	3.50%

               Note Owner: The Beneficial Owner of a Note.

               Note Register: The register maintained by the Note Registrar in which the Note Registrar shall provide for the registration of Notes and of transfers and exchanges of Notes.

               Note Registrar: The Indenture Trustee, in its capacity as Note Registrar.

               Noteholder: The Person in whose name a Note is registered in the Note Register, except that, any Note registered in the name of the Depositor, the Issuer or the Indenture Trustee or any Affiliate of any of them shall be deemed not to be outstanding and the registered holder will not be considered a Noteholder or holder for purposes of giving any request, demand, authorization, direction, notice, consent or waiver under the Indenture or the Owner Trust Agreement provided that, in determining whether the Indenture Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes that the Indenture Trustee or the Owner Trustee knows to be so owned shall be so disregarded. Owners of Notes that have been pledged in good faith may be regarded as Holders if the pledgee establishes to the satisfaction of the Indenture Trustee or the Owner Trustee the pledgee's right so to act with respect to such Notes and that the pledgee is not the Issuer, any other obligor upon the Notes or any Affiliate of any of the foregoing Persons.

               Notes: The Notes issued and outstanding at any time pursuant to the Indenture.

Appendix A-17

               Officer's Certificate: With respect to the Servicer, a certificate signed by the President, Managing Director, a Director, a Vice President or an Assistant Vice President, of the Servicer and delivered to the Indenture Trustee. With respect to the Issuer, a certificate signed by any Authorized Officer of the Issuer, under the circumstances described in, and otherwise complying with, the applicable requirements of Section 10.01 of the Indenture, and delivered to the Indenture Trustee. Unless otherwise specified, any reference in the Indenture to an Officer's Certificate shall be to an Officer's Certificate of any Authorized Officer of the Issuer or the Servicer.

               Opinion of Counsel: A written opinion of counsel. Any Opinion of Counsel for the Servicer may be provided by in-house counsel for the Servicer if reasonably acceptable to the Indenture Trustee and the Rating Agencies or counsel for the Depositor, as the case may be.

               Optional Termination: The right of majority Holders of the Certificates to purchase the Loans after the aggregate Principal Balance of the Loans as of the end of the related Collection Period is equal to or less than 10% of the Cut-off Date Balance, pursuant to Section 10.18 of the Indenture.

               Optional Termination Date: The Payment Date on which the majority Holders of the Certificates exercise an Optional Termination.

               Original Pre-Funded Amount: $5,444,990.

               Outstanding: With respect to the Notes, as of the date of determination, all Notes theretofore executed, authenticated and delivered under this Indenture except:

(i) Notes theretofore cancelled by the Note Registrar or delivered to the Indenture Trustee for cancellation; and
(ii) Notes in exchange for or in lieu of which other Notes have been executed, authenticated and delivered pursuant to the Indenture unless proof satisfactory to the Indenture Trustee is presented that any such Notes are held by a holder in due course.

               Outstanding Loan: As to any Payment Date, a Loan which was not (i) the subject of a Principal Prepayment in full during any preceding Collection Period, (ii) purchased, deleted or substituted for during any preceding Collection Period pursuant to the Servicing Agreement or (iii) a Liquidated Loan during any preceding Collection Period as of such Payment Date.

               Overcollateralization Amount: For any Payment Date will be equal to the amount, if any, by which (x) the Aggregate Loan Balance plus amounts on deposit in the Pre-Funding Account for such Payment Date exceeds (y) the aggregate Class Principal Balance of all of the Notes after giving effect to payments on such Payment Date.

               Overcollateralization Deficiency: For any Payment Date will be equal to the amount, if any, by which (x) the Targeted Overcollateralization Amount for such Payment Date exceeds (y) the Overcollateralization Amount for such Payment Date, calculated for this purpose after giving effect to the reduction on such Payment Date of the aggregate Class Principal Balance of the Notes resulting from the payment of the Principal Payment Amount on such Payment Date, but prior to allocation of any Applied Loss Amount on such Payment Date.

Appendix A-18

               Overcollateralization Release Amount: For any Payment Date will be equal to the lesser of (x) the Principal Remittance Amount for such Payment Date and (y) the amount, if any, by which (1) the Overcollateralization Amount for such date, calculated for this purpose on the basis of the assumption that 100% of the aggregate of the Principal Remittance Amount for such date is applied on such date in reduction of the aggregate of the Class Principal Balances of the Notes, exceeds (2) the Targeted Overcollateralization Amount for such date.

               Owner Trust Agreement: The Owner Trust Agreement, dated as of July 24, 2002, between the Owner Trustee and the Depositor.

               Owner Trustee: U.S. Bank Trust National Association, not in its individual capacity but solely as Owner Trustee of the Trust, and its successors and assigns or any successor owner trustee appointed pursuant to the terms of the Owner Trust Agreement.

               Owner Trust Estate: The corpus of the Issuer created by the Owner Trust Agreement which consists of the Loans.

               Payahead: Any Scheduled Payment intended by the related mortgagor to be applied in a Collection Period subsequent to the Collection Period in which such payment was received.

               Paying Agent: (i) With respect to the Indenture, any paying agent or co-paying agent appointed pursuant to Section 3.03 of the Indenture, which initially shall be the Indenture Trustee.

               Payment Account: The account established by the Indenture Trustee pursuant to Section 8.02 of the Indenture and Section 5.01 of the Servicing Agreement. Amounts deposited in the Payment Account will be distributed by the Indenture Trustee in accordance with Section 3.05 of the Indenture.

               Payment Date: The 25th day of each month, or if such day is not a Business Day, then the next Business Day.

               Percentage Interest: With respect to any Note, the percentage obtained by dividing the Note Balance of such Note by the aggregate of the Note Balances of all Notes of the same Class.

               Permitted Investments: One or more of the following:

(i) obligations of or guaranteed as to principal and interest by the United States or any agency or instrumentality thereof when such obligations are backed by the full faith and credit of the United States;
(ii) repurchase agreements on obligations specified in clause (i) maturing not more than one month from the date of acquisition thereof, provided that the unsecured obligations of the party agreeing to repurchase such obligations are at the time rated by each Rating Agency in its highest short-term rating available;
(iii) federal funds, certificates of deposit, demand deposits, time deposits and bankers' acceptances (which shall each have an original maturity of not more than 90 days and, in the case of bankers' acceptances, shall in no event have an original maturity of

Appendix A-19

more than 365 days or a remaining maturity of more than 30 days) denominated in United States dollars of any U.S. depository institution or trust company incorporated under the laws of the United States or any state thereof or of any domestic branch of a foreign depository institution or trust company; provided that the debt obligations of such depository institution or trust company (or, if the only Rating Agency is Standard & Poor's, in the case of the principal depository institution in a depository institution holding company, debt obligations of the depository institution holding company) at the date of acquisition thereof have been rated by each Rating Agency in its highest short-term rating available; and provided further that, if the only Rating Agency is Standard & Poor's and if the depository or trust company is a principal subsidiary of a bank holding company and the debt obligations of such subsidiary are not separately rated, the applicable rating shall be that of the bank holding company; and, provided further that, if the original maturity of such short-term obligations of a domestic branch of a foreign depository institution or trust company shall exceed 30 days, the short term rating of such institution shall be A-1+ in the case of Standard & Poor's if Standard & Poor's is the Rating Agency;
(iv) commercial paper (having original maturities of not more than 365 days) of any corporation incorporated under the laws of the United States or any state thereof which on the date of acquisition has been rated by each Rating Agency in its highest short-term rating available; provided that such commercial paper shall have a remaining maturity of not more than 30 days;
(v) a money market fund or a qualified investment fund rated by each Rating Agency in its highest long-term rating available; and
(vi) other obligations or securities that are acceptable to each Rating Agency as a Permitted Investment hereunder and will not reduce the rating assigned to any Securities by such Rating Agency below the lower of the then-current rating or the rating assigned to such Securities as of the Closing Date by such Rating Agency, as evidenced in writing, provided that if the Servicer or any other Person controlled by the Servicer is the issuer or the obligor of any obligation or security described in this clause (vi) such obligation or security must have an interest rate or yield that is fixed or is variable based on an objective index that is not affected by the rate or amount of losses on the Loans;

provided, however, that no instrument shall be a Permitted Investment if it represents, either (1) the right to receive only interest payments with respect to the underlying debt instrument or (2) the right to receive both principal and interest payments derived from obligations underlying such instrument and the principal and interest payments with respect to such instrument provide a yield to maturity greater than 120% of the yield to maturity at par of such underlying obligations. References herein to the highest rating available on unsecured long-term debt shall mean AAA (or the equivalent in the case of Moody’s), and references herein to the highest rating available on unsecured commercial paper and short-term debt obligations shall mean A-1 (or the equivalent in the case of Moody’s).

               Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Appendix A-20

               Physical Note: Any note issued in fully registered, certificated form. The initial Physical Notes shall be the Class P Notes.

               Plan: Any employee benefit plan or certain other retirement plans and arrangements, including individual retirement accounts and annuities, Keogh plans and bank collective investment funds and insurance company general or separate accounts in which such plans, accounts or arrangements are invested, that are subject to ERISA or Section 4975 of the Code, as described in Section 3.05 of the Owner Trust Agreement.

               Plan Assets: The meaning specified in Section 2510.3-101 of the Department of Labor Regulations and as described in Section 3.05 of the Owner Trust Agreement.

               Predecessor Note: With respect to any particular Note, every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purpose of this definition, any Note authenticated and delivered under Section 4.03 of the Indenture in lieu of a mutilated, lost, destroyed or stolen Note shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Note.

               Pre-Funded Amount: With respect to any date of determination during the Pre-Funding Period, the amount on deposit in the Pre-Funding Account.

               Pre-Funding Account: The account established and maintained pursuant to Section 3 of the Loan Purchase Agreement.

               Pre-Funding Period: The period commencing on the Closing Date until the earlier of (i) the date on which the Trust Agreement terminates and (ii) September 30, 2002.

               Prepayment Assumption: 100% PPC.

               Prepayment Penalty: With respect to any Loan, any penalty required to be paid by the related Mortgagor with respect to any Principal Prepayment.

               Prepayment Period: For any Payment Date, the calendar month preceding that Payment Date.

               Principal Balance: For any Loan as of any Determination Date, is equal to its outstanding principal balance as of the Cut-off Date, reduced by the principal received on or before the Due Date in the Collection Period immediately preceding such Determination Date.

               Principal Prepayment: Any payment of principal made by the Mortgagor on a Loan which is received in advance of its scheduled Due Date and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

               Principal Payment Amount: For any Payment Date will be equal to the Principal Remittance Amount for such date minus the Overcollateralization Release Amount, if any, for such date.

Appendix A-21

               Principal Remittance Amount: For any Payment Date will be equal to the sum of (1) all Principal collected (other than Payaheads) in respect of Scheduled Payments on the Loans during the related Collection Period (less amounts due to the Servicer and the Indenture Trustee with respect to the Loans, to the extent allocable to Principal) and the Principal portion of Payaheads previously received and intended for application in the related Collection Period, (2) all Principal Prepayments received during the related Prepayment Period, (3) the outstanding principal balance of each Loan that was repurchased by the Seller or the Servicer during the related Collection Period and the principal portion of the Termination Price paid in connection with any optional purchase of the Loans by the Servicer, (4) the portion of any Substitution Amount paid with respect to any replaced Loans during the related Collection Period allocable to Principal and (5) all Net Liquidation Proceeds and any other recoveries (net of any Servicing Expenses, to the extent allocable to principal) collected with respect to the Loans during the related Collection Period, to the extent allocable to principal.

               Proceeding: Any suit in equity, action at law or other judicial or administrative proceeding.

               Qualified Insurer: A mortgage guaranty insurance company duly qualified as such under the laws of the state of its principal place of business and each state having jurisdiction over such insurer in connection with the insurance policy issued by such insurer, duly authorized and licensed in such states to transact a mortgage guaranty insurance business in such states and to write the insurance provided by the insurance policy issued by it, approved as an insurer by the Servicer and as a Fannie Mae-approved mortgage insurer.

               Rating Agency: Any nationally recognized statistical rating organization, or its successor, that rated the Securities at the request of the Depositor at the time of the initial issuance of the Securities. Initially, Moody's or Standard & Poor's. If such organization or a successor is no longer in existence, "Rating Agency" shall be such nationally recognized statistical rating organization, or other comparable Person, designated by the Depositor, notice of which designation shall be given to the Indenture Trustee. References herein to the highest short term unsecured rating category of a Rating Agency shall mean A-1 + or better in the case of Standard & Poor's and P-1 or better in the case of Moody's and in the case of any other Rating Agency shall mean such equivalent ratings. References herein to the highest long-term rating category of a Rating Agency shall mean "AAA" in the case of Standard & Poor's and "Aaa" in the case of Moody's and in the case of any other Rating Agency, such equivalent rating.

               Realized Loss: With respect to each Liquidated Loan, an amount (not less than zero) equal to (i) the Principal Balance of the Loan as of the date the Loan becomes a Liquidated Loan, plus (ii) interest at the Net Loan Rate from the Due Date as to which interest was last paid to Noteholders up to the last day of the month in which the Loan becomes a Liquidated Loan on the Principal Balance of such Loan outstanding during each Collection Period that such interest was not paid, minus (iii) the proceeds, if any, received during the month in which such Loan becomes a Liquidated Loan, to the extent applied as recoveries of interest at the Net Loan Rate and to principal of the Loan, net of the portion thereof reimbursable to the Servicer or any Subservicer with respect to related expenses as to which the Servicer or Subservicer is entitled to reimbursement thereunder but which have not been previously reimbursed.

Appendix A-22

               Record Date: With respect to the Notes and any Payment Date, the Business Day next preceding such Payment Date and with respect to the Certificate and any Payment Date, the last Business Day of the month preceding the month of such Payment Date.

               Reference Bank Rate: With respect to any Interest Period, as follows: the arithmetic mean (rounded upwards, if necessary, to the nearest one sixteenth of a percent) of the offered rates for United States dollar deposits for one month which are offered by the Reference Banks as of 11:00 A.M., London, England time, on the second LIBOR Business Day prior to the first day of such Interest Period to prime banks in the London interbank market for a period of one month in amounts approximately equal to the sum of the outstanding Class Principal Balance of the Class A, Class B and Class M Notes; provided that at least two such Reference Banks provide such rate. If fewer than two offered rates appear, the Reference Bank Rate will be the arithmetic mean of the rates quoted by one or more major banks in New York City, selected by the Indenture Trustee, as of 11:00 a.m., New York time, on such date for loans in U.S. Dollars to leading European Banks for a period of one month in amounts approximately equal to the aggregate outstanding Principal Balance of the Class A, Class M and Class B Notes. If no such quotations can be obtained, the Reference Bank Rate shall be the Reference Bank Rate applicable to the preceding Interest Period.

               Reference Banks: The leading banks selected by the Indenture Trustee, which are engaged in transactions in Eurodollar deposits in the London interbank market.

               Registered Holder: The Person in whose name a Note is registered in the Note Register on the applicable Record Date.

               REMIC Ineligible Loan: A Loan will be a REMIC Ineligible Loan, if (a) the value of the real property securing the Loan was not at least equal to 80% of the original principal balance of the Loan, calculated by subtracting the principal balance of any home equity loans that are secured by liens that are senior to the Loan and a proportionate amount of any home equity loans that are secured by a lien of equal priority as the Loan from the Appraised Value of the property when the Loan was originated and (b) substantially all of the proceeds of the Loans were not used to acquire, improve or protect an interest in the real property securing the Loan.

               Remittance Amount: The sum of the Interest Remittance Amount and the Principal Remittance Amount.

               REO: A Mortgaged Property that is acquired by the Issuer in foreclosure or by deed in lieu of foreclosure.

               Repurchase Price: With respect to any Loan required to be repurchased on any date pursuant to the Loan Purchase Agreement pursuant to the Servicing Agreement, an amount equal to the sum of (i) 100% of the Loan Balance thereof (without reduction for any amounts charged off), (ii) unpaid accrued interest at the Mortgage Rate (or with respect to the last day of the month in the month of repurchase, the Mortgage Rate will be the Mortgage Rate in effect as to second to last day in such month) on the outstanding principal balance thereof from the Due Date to which interest was last paid by the Mortgagor to the first day of the month following the month of purchase and (iii) and all expenses advanced and reimbursable to the Servicer.

Appendix A-23

               Required Basis Risk Reserve Fund Deposit: With respect to any Payment Date, the amount necessary to cause the amount on deposit in the Basis Risk Reserve Fund, after giving effect to all withdrawals therefrom on such Payment Date, to equal $25,000.

               Responsible Officer: With respect to the Indenture Trustee, any officer of the Indenture Trustee with direct responsibility for the administration of the Indenture and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject.

               Rolling Six Month Delinquency Average: For any Payment Date will be the fraction, expressed as a percentage, equal to the average of the Delinquency Rates for each of the six (or one through five, in the case of the first through fifth Payment Dates) immediately preceding months.

               Scheduled Payment: For any Loan, the monthly scheduled payment of interest and principal, as determined in accordance with the provisions of the related mortgage note.

               Securities Act: The Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

               Security: Any of the Certificates or Notes.

               Securityholder or Holder: Any Noteholder or a Certificateholder.

               Seller: DLJ Mortgage Capital, Inc.

               Senior Enhancement Percentage: For any Payment Date will be the fraction, expressed as a percentage, the numerator of which is the sum of the Class Principal Balance of the Class M and Class B Notes and the Overcollateralization Amount (which, for purposes of this definition only, shall not be less than zero), in each case after giving effect to payments on such Payment Date, and the denominator of which is the Aggregate Loan Balance for such Payment Date.

               Senior Principal Payment Amount: For any Payment Date on or after the Stepdown Date, will be the amount, if any, by which (x) the Principal Balance of the Senior Notes immediately prior to such Payment Date exceeds (y) the lesser of (A) the product of (i) 33.98% and (ii) the Aggregate Loan Balance for such Payment Date and (B) the amount, if any, by which (i) the Aggregate Loan Balance for such Payment Date exceeds (ii) 0.50% of the Maximum Pool Amount.

               Servicer: Countrywide Home Loans Servicing LP, a Texas limited partnership, and its successors and assigns.

               Servicing Agreement: The Servicing Agreement dated as of July 1, 2002 among the Issuer, the Servicer and the Indenture Trustee.

               Servicing Certificate: A certificate completed and executed by a Servicing Officer on behalf of the Servicer in accordance with Section 4.01 of the Servicing Agreement.

               Servicing Default: The meaning specified in Section 7.01 of the Servicing Agreement.

Appendix A-24

               Servicing Fee: With respect to any Loan and any Collection Period, the product of (i) the Servicing Fee Rate divided by 12 and (ii) the Loan Balance of such Loan as of the first day of such Collection Period, plus, with respect to the period from the Closing Date through the related Servicing Transfer Date, an amount equal $2.50 for each Loan still serviced by an Initial Servicer. The Servicing Fee shall be reduced by any Subservicing Fee.

               Servicing Fee Rate: With respect to any Loan, 0.75% per annum.

               Servicing Officer: Any officer of the Servicer involved in, or responsible for, the administration and servicing of the Loans whose name and specimen signature appear on a list of servicing officers furnished to the Indenture Trustee by the Servicer, as such list may be amended from time to time.

               Servicing Transfer Agreement: The Servicing Transfer Agreement, dated July 24, 2002, between the Seller and the Servicer relating to the transfer of the servicing of the Loans and the Subsequent Loans from the related Initial Servicer to the Servicer.

               Servicing Transfer Date: With respect to each Initial Servicer, the date on which the servicing is transferred to the Servicer pursuant to the Servicing Transfer Agreement.

               Single Note: A Note in the amount of $1,000.

               Standard & Poor's: Standard & Poor's Ratings Services or its successor in interest.

               Stated Value: With respect to any Loan, the value of the related Mortgaged Property as stated by the related Mortgagor in his or her application.

               Stepdown Date: For any Payment Date, the later to occur of (x) the Payment Date occurring in August 2005 and (y) the first Payment Date on which the Senior Enhancement Percentage, calculated for this purpose only after taking into account payments of principal on the Loans, but prior to any payment of the Principal Payment Amount to the Notes then entitled to payments of principal on that Payment Date, is greater than or equal to 66.02%.

               Subordinate Notes: The Class M and Class B Notes.

               Subsequent Cut-off Date: With respect to any Subsequent Loan, the date specified in the related Subsequent Transfer Agreement.

               Subsequent Cut-off Date Loan Balance: With respect to any Subsequent Loan, the Principal Balance thereof as of the close of business on the last day of the Collection Period immediately prior to the related Subsequent Cut-off Date.

               Subsequent Loan: A loan sold by the Seller to the Issuer pursuant to Section 4 of the Loan Purchase Agreement, such Loan being identified on the Loan Schedule attached to the related Subsequent Transfer Agreement, as set forth in such Subsequent Transfer Agreement.

               Subsequent Transfer Agreement: Each Subsequent Transfer Agreement dated as of a Subsequent Transfer Date executed by the Seller and the Issuer substantially in the form of

Appendix A-25

Exhibit D to the Loan Purchase Agreement, by which the related Subsequent Loans are sold to the Issuer.

               Subsequent Transfer Date: With respect to each Subsequent Transfer Agreement, the date on which the related Subsequent Loans are sold to the Issuer.

               Subservicer: Any Person with whom the Servicer has entered into a Subservicing Agreement as a Subservicer by the Servicer.

               Subservicing Account: An Eligible Account established or maintained by a Subservicer as provided for in Section 3.02(c) of the Servicing Agreement.

               Subservicing Agreement: Any written contract between the Servicer and any Subservicer relating to servicing and administration of certain Loans as provided in Section 3.01 of the Servicing Agreement.

               Subservicing Fee: With respect to any Collection Period, any fee retained monthly by the Subservicer or the Initial Servicers (which shall equal .35% divided by 12 times the Loan Balance of each Loan serviced by the Subservicer as of the first day of such Collection Period) which will be paid out of the Servicing Fee.

               Substitution Amount: The amount, if any, by which the Principal Balance of a Loan required to be removed from the trust due to a breach of a representation and warranty or defective documentation exceeds the Principal Balance of the related substitute loan, plus unpaid interest accrued thereon.

               Targeted Overcollateralization Amount: For any Payment Date prior to the Stepdown Date, the greater of (i) 5.00% of the Maximum Pool Amount and (ii) the Net Delinquency Calculation Amount for such Payment Date. With respect to any Payment Date on or after the Stepdown Date, the greatest of (a) 10.0% of the Aggregate Loan Balance for such Payment Date, (b) the Net Delinquency Calculation Amount for such Payment Date and (c) 0.50% of the Maximum Pool Amount. With respect to any Payment Date on or after the Stepdown Date with respect to which a Trigger Event is in effect and is continuing, the Targeted Overcollateralization Amount for the Payment Date immediately preceding such Payment Date.

               Termination Price: With respect to the Optional Termination, an amount equal to the greater of (i) the sum of the Aggregate Loan Balance and accrued and unpaid interest thereon at the weighted average of the Net Loan Rates through the day preceding the Payment Date on which such purchase occurs and (ii) the sum of (a) the aggregate Class Principal Balance of each Class of Notes immediately prior to the Payment Date on which such purchase occurs, (b) the aggregate of any Applied Loss Amounts on the Notes remaining unpaid immediately prior to the Payment Date on which such purchase occurs, (c) the aggregate of the Current Interest on the Notes for the Payment Date on which such purchase occurs, and (d) the aggregate of any Carryforward Interest on the Notes for the Payment Date on which such purchase occurs.

               Treasury Regulations: Regulations, including proposed or temporary Regulations, promulgated under the Code. References herein to specific provisions of proposed or temporary regulations shall include analogous provisions of final Treasury Regulations or other successor Treasury Regulations.

Appendix A-26

               Trigger Event: With respect to any Payment Date, a Trigger Event will be in effect if the Cumulative Realized Losses on the Loans exceed the percentage of the initial Aggregate Loan Balance for such Payment Date as specified below:

Percentage of Initial
Payment Date,	Aggregate Collateral Balance

August 2002 - July 2005.......................	N/A
August 2005 - July 2006.......................	9.00%
August 2006 - July 2007.......................	10.75%
August 2007 - July 2008.......................	13.00%
August 2008 and thereafter.................	15.00%

               Trust Estate: The meaning specified in the Granting Clause of the Indenture.

               Trust Indenture Act or TIA: The Trust Indenture Act of 1939, as amended from time to time, as in effect on any relevant date.

               Trustee Additional Expenses: All reasonable expenses and disbursements incurred or made by the Indenture Trustee and the Administrator in accordance with any of the provisions of the Indenture and the Administration Agreement with respect to: (A) the reasonable compensation and the expenses and disbursements of its counsel not associated with the closing of the issuance of the Notes, (B) the reasonable compensation, expenses and disbursements of any accountant, engineer or appraiser that is not regularly employed by the Indenture Trustee, to the extent that the Indenture Trustee or the Administrator must engage such persons to perform acts or services hereunder, (C) printing and engraving expenses in connection with preparing any Definitive Notes and (D) any other reasonable expenses incurred other than in the ordinary course of its business by the Indenture Trustee or the Administrator in connection with its duties hereunder or under the Administration Agreement.

               Trustee Fee: With respect to any Loan and any Collection Period, the product of (i) the Trustee Fee Rate divided by 12 and (ii) the Loan Balance of such Loan as of the first day of such Collection Period.

               Trustee Fee Rate: 0.0275% per annum.

               UCC: The Uniform Commercial Code, as amended from time to time, as in effect in any specified jurisdiction.

               Underwriter: Credit Suisse First Boston Corporation or any successor thereto.

               Uniform Single Attestation Program for Mortgage Bankers: The Uniform Single Attestation Program for Mortgage Bankers, as published by the Mortgage Bankers Association of America and effective with respect to fiscal periods ending on or after December 15, 1995.

               United States Person: A citizen or resident of the United States, a corporation or a partnership (including an entity treated as a corporation or partnership for United States federal

Appendix A-27

income tax purposes) created or organized in, or under the laws of, the United States or any State thereof or the District of Columbia (except, in the case of a partnership, to the extent provided in regulations).

Appendix A-28